EXHIBIT 99.1

CONNETICS NAMES STEFAN C. WEISS, M.D., SENIOR MEDICAL DIRECTOR

Reports New Option Grant under NASDAQ Marketplace Rule 4350

PALO ALTO, Calif. (July 12, 2005) — Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today that it has named Stefan C. Weiss M.D., to the position of Senior Medical Director. Dr. Weiss will be assisting with clinical operations and product development activities.

Dr. Weiss joins Connetics from Stanford University where he recently completed his residency training in dermatology. Dr. Weiss received his B.A. from Yale University and his M.H.Sc and M.D. from the Duke University School of Medicine. During medical school, Dr. Weiss completed a fellowship in Clinical Bioethics at the National Institutes of Health. Dr. Weiss is the author of numerous publications in peer-reviewed journals and he has presented his research internationally.

Additionally, the Company’s Board of Directors approved an inducement grant to Dr. Weiss of a non-qualified stock option to purchase 20,000 shares of Connetics’ common stock. This option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and with the following material terms: (a) an exercise price of $17.93 which is equal to the fair market value of Connetics’ common stock on the grant date (July 11, 2005), (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to 1/8th of the total grant on the six-month anniversary of Dr. Weiss’s hire, and 1/48th of the total grant each month thereafter until the grant is fully vested.

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis, Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis and Extina®, a foam formulation of the antifungal drug ketoconazole. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-G)

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